Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:	August 10, 2006

From:	SGS International, Inc.
626 West Main Street, Suite 500
Louisville, KY 40202

Contact:	James M. Dahmus
Chief Financial Officer
(502) 634-5295

SGS REPORTS RECORD Q2 REVENUE, UP 12.8% VERSUS 2005

LOUISVILLE, KY - August 10, 2006 - SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announced that sales in the second quarter of 2006 increased by 12.8% versus the same period in 2005. Sales for the second quarter increased to a record $74.3 million from $65.9 million in the prior year's quarter. The increase in sales was largely due to acquisitions completed in 2005, and the revenues at a production facility established in North Carolina during the second quarter of 2005. Organic revenue growth was 3.7%. Revenue for the first six months of 2006 was $147.1M, up $15.5M, or 11.7% versus the same period in 2005. Reasons for the revenue increase during the first six months of 2006 are the same as the reasons for the second quarter increase. Organic revenue growth for the six month period was 3.0%.

Net income for the second quarter of 2006 decreased from $5.8 million in 2005 to $0.8 million in the current year. The decline was entirely due to an increase of $7.1 million in interest expense associated with debt incurred in the acquisition of the business from its former owner. For the first six months of 2006, net income was $1.6M, down $8.4M from the same period in 2005. The decrease was entirely due to a year-to-year increase in interest expense of $14.4M.

EDITDA in the second quarter decreased 3.7% from $16.0 million in 2005 to $15.4 million in the current year. Included in the second quarter 2006 EBITDA are restructuring charges of $0.8 million. On the year, EBITDA increased from $28.4M during the first half of 2005 to $29.2M during the first half of 2006. EBITDA in 2006 would have been $30.5M but for the incurrence of $1.3M in restructuring charges. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	06/30/06	06/30/05	06/30/06	06/30/05
	(in millions)	(in millions)	(in millions)	(in millions)

Revenue	$74.3	$65.9	$147.1	$131.6

Net income	0.8	5.8	1.6	10.0

Add:
Depreciation and
amortization	4.3	4.1	8.3	8.1
Other Expense	0.6	0.9	0.6	0.9
Interest expense	8.7	1.6	17.4	3.0
Income tax expense	0.9	3.7	1.3	6.4

EBITDA	$15.4	$16.0	$29.2	$28.4

While EBITDA is a non-GAAP measure Management believes its inclusion enhances the user's overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "The employees of Southern Graphic Systems delivered record sales during the second quarter of 2006. We also added new customers in North America, and extended our geographic reach in Europe with a tactical acquisition in the UK. Finally, we completed our Transition Services Agreement with our former owner on schedule on June 30."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc., will hold a teleconference at 11:00 AM EDT on August 10, 2006. Please dial (1-800-374-0624) in the USA or (1-7066347233) internationally to access the call. The conference ID number is 4001383.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.

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This press release contains forward-looking information. These statements reflect management's expectations, estimates, and assumptions, based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words "anticipate," "believe," "estimate," "expect," "plan,"

"intent," "likely," "will," "should," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.